SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549

                                    FORM 8-K


                                 CURRENT REPORT

                     PURSUANT TO SECTION 13 OR 15(d) OF THE
                         SECURITIES EXCHANGE ACT OF 1934
                        Date of Report: October 20, 1999



                                 MEDIMMUNE, INC.
             (Exact name of registrant as specified in its charter)



                         Commission File Number: 0-19131




                   Delaware                          52-1555759
             (State of Incorporation)              (I.R.S. Employer
                                                   Identification No.)



                35 West Watkins Mill Road, Gaithersburg, MD 20878
                (Address of principal executive office (Zip Code)


Registrant's telephone number, including area code (301) 417-0770


No Exhibits are being filed with this report


CytoGam, RespiGam and Synagis are  registered  trademarks of the Company.

MEDIMMUNE, INC.
Current Report on Form 8-K

ITEM 5.  OTHER EVENTS

MedImmune, Inc. reported the information contained in the following press release dated October 20, 1999:

FOR IMMEDIATE RELEASE

                 MEDIMMUNE REVENUES DOUBLE IN 1999 THIRD QUARTER

     Third Quarter Highlights
     o Revenues Total $48.9 Million
     o Earnings Per Diluted Share Reach $0.08 ($0.10 Before One-Time Item)
     o Sales of Synagis Total $24.4 Million

Gaithersburg, MD, October 20, 1999 -- MedImmune, Inc. (Nasdaq: MEDI) today reported that revenues more than doubled in the 1999 third quarter from the 1998 third quarter. Total revenues of $48.9 million in the 1999 third quarter included product sales of $32.2 million and $16.7 million in other revenues, including a $15 million milestone payment from Abbott Laboratories (NYSE: ABT) for the European approval of Synagis (palivizumab) in August. Total revenues of $23.8 million in the 1998 third quarter included $22.2 million in product sales and $1.7 million of other revenues. Sales of Synagis in the 1999 third quarter totaled $24.4 million, a 43-percent increase over the $17.0 million in sales of Synagis reported in the 1998 third quarter. In the 1999 quarter, international sales of Synagis totaled $2.3 million. Synagis is marketed for the prevention of serious respiratory syncytial virus (RSV) disease in pediatric patients at high risk for RSV disease, a seasonal affliction that typically runs from October through April in the United States (see full prescribing information at www.medimmune.com/products/synagispi.htm). The drug was launched in the United States in September 1998.

"We are enthused to be starting the second RSV season with Synagis available to help prevent serious RSV disease in high-risk children," said Wayne T. Hockmeyer, Ph.D., chairman and chief executive officer. "In preparing for the start of the RSV season, our sales and marketing organization, in conjunction with the Ross Products Division of Abbott Laboratories, was busy during the third quarter educating doctors, nurses and other caregivers on the benefits of using Synagis, as well as implementing reimbursement programs that should make it more financially convenient for doctors to provide the drug to appropriate patients. We also recently initiated a direct-to-consumer advertising campaign aimed at parents of high-risk children with the intent to increase their understanding of RSV disease and encourage discussion of RSV with their pediatricians. We believe our programs will help us build upon the successes experienced during the first season of Synagis sales."

Additional  Third  Quarter Results
Net earnings for the 1999 third quarter were $5.1 million, or $0.08 per diluted share, compared to a net loss of $11.1 million, or $0.21 per share, in the 1998 third quarter. Excluding one-time expenses associated with the pending acquisition of U.S. Bioscience, Inc. (Amex: UBS), net earnings for the 1999 third quarter would have been $6.5 million, or $0.10 per diluted share.

Gross margins of 66 percent in the 1999 quarter reflect increased reserves for CytoGam Medicaid rebates compared to the 69 percent gross margin in the 1998 third quarter. Selling, general and administrative costs rose to $18.3 million in the 1999 third quarter from $14.3 million in 1998 third quarter, due to costs associated with the intended acquisition of U.S. Bioscience, Inc. and higher promotion-related expenses for Synagis. Research and development expenses increased to $10.2 million in third quarter 1999 from $5.8 million in third quarter 1998 due to a larger number of active clinical trials. Other operating expenses decreased to $4.4 million in third quarter 1999 from $8.5 million in third quarter 1998, reflecting increased production activity for Synagis at MedImmune's new manufacturing facility in Frederick, Maryland.

Cash and marketable securities at September 30, 1999 increased to $159.3 million from $134.9 million at December 31, 1998, primarily reflecting cash provided by operations.

Nine-Month  Results
For the nine-month period ending September 30, 1999, MedImmune reported revenues of $187.9 million, a 74-percent increase over the first nine months of 1998 when revenues totaled $107.8 million. Revenues in the 1999 period were primarily comprised of $141.9 million in sales of Synagis and $22.3 million of sales of CytoGam (Cytomegalovirus Immune Globulin Intravenous (Human)). In the 1998 period, revenues included $32.3 million in sales of RespiGam (Respiratory Syncytial Virus Immune Globulin Intravenous(Human)), $23.8 million in sales of CytoGam, and $17.0 million in sales of Synagis. As expected since its launch in the third quarter of 1998, Synagis has largely replaced RespiGam in the marketplace, causing the shift in revenues.

Net earnings for the first nine months of 1999 were $23.6 million, or $0.37 per diluted share, compared to a net loss of $16.4 million, or $0.31 per share in the first nine months of 1998. Gross margins for the nine-month period improved to 72 percent in 1999 from 40 percent in 1998, primarily reflecting the shift in product mix to Synagis, which has a higher profit margin than CytoGam and RespiGam. Selling, general and administrative expenses for the first nine months of 1999 rose to $65.2 million from $30.4 million in the same period in 1998, primarily reflecting increased promotional and co-promotional expenses related to Synagis. Research and development costs increased 48 percent in the 1999 period to $27.8 million from $18.8 million in the first three quarters of 1998 due to the initiation of additional clinical studies for Synagis and other development-stage compounds. Other expenses for the 1999 nine-month period were $16.3 million, a decrease of 51 percent from the previous year when other operating expenses totaled $33.4 million.

Other Third Quarter  Activities
"During the third quarter, we focused a great deal of attention on growing our business," commented Dr. Hockmeyer. "We acquired rights to a new catalytic antibody that we think could eventually have potential in the treatment of cocaine overdose and addiction. We announced our agreement to acquire U.S. Bioscience, a biotechnology company with a strong focus in the cancer market. We also announced the European approval of Synagis, raising the number of countries that have now approved our drug to 24 worldwide. Several more international applications are pending and our partner, Abbott International, is busy rolling out the appropriate programs to advance this product in the various targeted markets. As you can see, our activities in the third quarter have added substantially to the growth of our business by expanding our reach into new markets, diversifying our pipeline, and broadening our horizons into new therapeutic specialties."

o The anti-cocaine catalytic antibody, which was exclusively licensed from Columbia University, is in preclinical research. Over the next two years, MedImmune expects to humanize and optimize the antibody before moving into human clinical testing.
o On October 12, 1999, MedImmune and U.S. Bioscience filed an S-4 Registration Statement related to MedImmune's pending acquisition of U.S. Bioscience. Under the terms of the agreement, MedImmune will acquire all of U.S. Bioscience's outstanding shares in a tax-free, stock-for-stock merger that is intended to be accounted for as a pooling-of-interests transaction. MedImmune hopes to complete the transaction later this year.
o Synagis is now approved in Argentina, Austria, Australia, Belgium, Brazil, Colombia, Denmark,Finland, France, Germany, Greece,Ireland, Italy, Kuwait, Luxembourg, Mexico, Netherlands, New Zealand, Portugal, Spain, Sweden, United Kingdom, United States, and Uruguay. It is also available under special permit in Chile. Currently, the product is available in all those countries listed above, but at varying degrees of commercial rollout in regards to reimbursement and pricing that must be handled differently in each country.

Synagis is a humanized monoclonal antibody marketed for the prevention of serious lower respiratory tract disease caused by respiratory syncytial virus in pediatric patients at high risk of RSV disease (see full prescribing information at www.medimmune.com/products/synagispi.htm). CytoGam is an intravenous immune globulin enriched in antibodies against cytomegalovirus (CMV) and is marketed for the attenuation of primary CMV disease in donor-positive/recipient-negative kidney transplant patients (see full prescribing information at www.medimmune.com/products/cytopi1.htm). RespiGam is an intravenous immune globulin enriched in antibodies against RSV and is marketed for the prevention of serious lower respiratory tract infection caused by RSV in children under 24 months of age with BPD or a history of premature birth (see full prescribing information at www.medimmune.com /pro-ducts /resppi.htm).

MedImmune, located in Gaithersburg, Maryland, is a biotechnology company focused on developing and marketing products that address medical needs in areas such as infectious disease, transplantation medicine, autoimmune disorders and cancer. MedImmune markets three products through its hospital-based sales force and has five new product candidates in clinical trials.

This announcement may contain, in addition to historical information, certain forward-looking statements that involve risks and uncertainties. Such statements reflect management's current views and are based on certain assumptions. Actual results could differ materially from those currently anticipated as a result of a number of factors, including risks and uncertainties discussed in the company's filings with the U.S. Securities and Exchange Commission. The FDA is currently reviewing a supplement to MedImmune's Biologic License Application to allow production of Synagis at its Frederick manufacturing facility. No assurance can be given that the FDA will approve the plant to supply Synagis. The company has recently filed an S-4 Registration Statement related to its pending acquisition of U.S. Bioscience. There can be no assurance that this acquisition will close, or that if it closes, no assurance can be given that MedImmune will integrate the operations of the two companies without encountering difficulties, including possible unanticipated costs, failure to retain key U.S. Bioscience employees, or the diversion of management attention. MedImmune cautions that RSV disease occurs primarily during the winter months; the company believes its operating results will reflect that seasonality for the foreseeable future.

                              - Table Follows -

MedImmune, Inc.
Selected Financial Information
(in thousands, except per share data)

Condensed Statements of Operations (Unaudited)
----------------------------------------------

                                             Three Months Ended      Nine Months Ended
                                                September 30,           September 30,
                                             1999         1998*        1999         1998*
                                            ---------   ---------    ---------   ---------
Revenues:
Product sales                               $  32,201   $  22,181    $ 167,397   $  73,224
Contracts                                      16,710       1,659       20,474      34,545
                                            ---------   ---------    ---------   ---------
                                               48,911      23,840      187,871     107,769
                                            ---------   ---------    ---------   ---------
Costs and expenses:
Cost of sales                                  10,828       6,903       46,649      43,661
Research and development                       10,214       5,766       27,849      18,761
Selling, administrative and general            18,315      14,286       65,230      30,430
Other operating expenses                        4,429       8,509       16,313      33,447
                                            ---------   ---------    ---------   ---------
                                               43,786      35,464      156,041     126,299
                                            ---------   ---------    ----------  ---------
Interest income, net                            1,788         572        4,718       2,115
                                            ---------   ---------    ---------   ---------
Income (loss) before income taxes               6,913     (11,052)      36,548     (16,415)
Provision for income taxes                      1,774          --       12,935          --
                                            ---------   ---------    ---------   ---------
Net earnings (loss)                         $   5,139   $ (11,052)   $  23,613   $ (16,415)
                                            =========    =========    =========  =========

Basic earnings (loss) per share             $    0.08   $   (0.21)   $    0.41   $   (0.31)
                                            ==========   =========    =========  =========
Shares used in computing basic
earnings (loss) per share                      62,890      53,310       58,041      52,754
                                            =========   =========    =========   =========

Diluted earnings (loss) per share           $    0.08   $   (0.21)   $    0.37   $   (0.31)
                                            =========   =========    =========   =========
Shares used in computing
diluted earnings (loss) per share              67,036      53,310       66,213      52,754
                                            =========   =========    =========   =========

Condensed Balance Sheets
------------------------
                                                               September 30,  December 31,
                                                                    1999         1998
                                                                 ---------    ---------
                                                                 unaudited
Assets:
Cash and marketable securities                                    $ 159,310    $ 134,882
Trade and contract receivables, net                                  23,711       34,837
Inventory, net                                                       28,673       24,709
Deferred taxes, net                                                 108,806       77,518
Property and equipment, net                                          81,575       74,822
Other assets                                                         14,333        6,352
                                                                   ---------    ---------
                                                                  $ 416,408    $ 353,120
                                                                   =========    =========

Liabilities and shareholders' equity:
Accounts payable                                                  $   4,189    $   4,052
Accrued expenses                                                     24,358       33,397
Long term debt                                                       19,695       85,892
Other liabilities                                                    10,822       19,947
Shareholders' equity                                                357,344      209,832
                                                                    ---------    --------
                                                                  $ 416,408    $ 353,120
                                                                    =========    ========
Common shares outstanding                                            63,278       54,655
                                                                    =========    ========

*Prior year share and per share amounts have been restated to give effect for the 2 for 1 stock split on December 31, 1998.


                                   SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.




                         MEDIMMUNE, INC.
                         ----------------
                         (Registrant)


Signed By              /s/David M. Mott
October 21, 1999       David M. Mott, Vice Chairman and
                       Chief Financial Officer